EXHIBIT 99.3




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Q2 2014 Speech

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for second quarter 2014.

Prior to speaking specifically regarding the financials, I'd like to talk about where we are in our product lines and what we expect for the next quarters.

The NanoChem division represents most of the revenue of FSI. This division makes poly-aspartic acid called TPA for short, a biodegradable protein with many valuable uses.

TPA is used in agriculture to increase crop yield. The method of action is through limiting crystal embryo growth between fertilizer ions and other ions in the soil. When embryonic crystals are prevented from transforming into fully crystalline form by TPA, the fertilizer remains available to plants further into the growing season. The firm but light attraction between the TPA and the fertilizer ions also reduces fertilizer run-off. Keeping fertilizer easily available to crops results in better yield with the same level of fertilization. In North America alone, the wholesale market is estimated at over $2 billion a year and most crops are able to use TPA very profitably.

TPA in agriculture is a unique economic situation for all links in the sales to end user chain. With many products the economic value is good for all but one party, most commonly the farmer - who is asked to accept a soft value such as convenience instead of the cash profit accruing to the other parties. Not so for
TPA: FSI earns a fair profit on manufacturing, distribution earns a strong profit selling to dealers, dealers make good profits selling to growers, yet the grower still earns a great profit from the extra crops he produces with the same land and fertilizer program. More than 350 trials over the last 15 years have demonstrated that investing $10 - $15 per acre in TPA can payback $30 to $100 or more. We believe this is an excellent basis for long-term growth in sales as more growers become aware of this improvement to best practices.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and growing steadily but can be subject to temporary reductions when production is cut back or when platforms are shut down for reconditioning.

SUN 27(TM): This is our most recent product introduction. It is a fertilizer additive that reduces the speed of nitrogen fertilizer degradation in soil. Most soils contain the protein urease, which is an enzyme that degrades nitrogen fertilizer. Up to half the nitrogen applied to a field can be lost to urease activity. This is a significant cost to the grower and has negative

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environmental  side effects.  Sales begun in First Quarter 2014 and are expected to accelerate in late 2014 and 2015 as growers and distributors become aware of the pricing and the effectiveness of the product. The size of the potential market for urease inhibition is very large given that nitrogen, in various formats, is applied to millions of acres of crop land worldwide each year and that nitrogen loss through urease enzyme activity destroys large amounts of expensive nitrogen fertilizer. SUN 27(TM) is equal to, or better than, competing products and pricing is set to be very competitive at both wholesale and retail levels. SUN 27(TM) has a lower freezing point than other urease inhibitors resulting in reduced storage problems. SUN 27(TM) is manufactured in the US and sold by our NanoChem subsidiary: www.nanochems.com. SUN 27(TM) is now available in truckload volumes.

Q3, Q4 and the start of 2015

Potential improvements in sales are possible in several product lines. TPA for agricultural use begins uptake in Q4 for the 2015 season and we are told by our distributors that their inventory is very low. SUN 27(TM), the nitrogen conservation product for agriculture that we introduced this year is entering the first full season of sales which is normally Q4 and Q1. WaterSavr(TM) is experiencing sales in Q3 that will make a top line revenue increase likely for the quarter.

We are not able to provide specific growth predictions because, even with loyal, growing customers and new sales opportunities in multiple markets, our sales are purchase order by purchase order rather than long term uptake contracts. It is unrealistic to give numerical guidance under these conditions. We are comfortable predicting that full year 2015 revenue will be higher than 2014. Our best estimate is that Q3 2014 will resemble the year earlier period but with some growth and that in Q4 2014 we may see faster year over year growth due to pre-ordering of agricultural TPA and SUN 27(TM) for the 2015 season. In 2015 we expect additional growth in revenue with the usual lumpy quarterly numbers because of customer behavior, weather, crop pricing and the other variables of our business.

Highlights of the financial results:

Sales for the quarter decreased 12% to $4.29 million compared with $4.88 million for Q2 2013. The result is a gain of $400 thousand or $0.03 per share in the 14 period, compared to a gain of $70 thousand or $0.01 per share, in 2013.

Working capital is very adequate. FSI's sales tend to be larger during the first half of the year, resulting in higher accounts receivable, lower cash and lower inventory. The Company's growth is supported by its mostly unused, line of credit with a Chicago based bank.

Because of the out-size effects of depreciation, stock option expenses and one-time items on the financials of small companies, FSI also provides a non-GAAP measure useful for judging year over year success. "Operating cash flow" is arrived at by removing depreciation, option expenses and one-time items from the statement of operations.

For first half 2014, operating cash flow was $763 thousand, 6 cents per share compared to $975 thousand and 7 cents per share in 2013. Detailed information on how to reconcile GAAP with non-GAAP numbers is included in our news release of August 14th.

Last, our other product lines, Watersavr(TM) and swimming pools are being emphasized less than the NanoChem division while maintaining the long-term opportunities and limiting cash and management costs. Swimming pool sales have

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been impacted by competition this year and we are formulating responses.

Watersavr(TM) sales are more difficult to predict. We are continuing our efforts in Turkey, Morocco, Chile, Senegal, parts of East-Asia and Australia. Small sales are expected at intervals through the year. The successful trial in 2012 on Lake Sahara in Las Vegas has provided concrete evidence that Watersavr(TM) works safely in the US southwest and saves water at low cost to the water owner.

The Lake Sahara project, the AWWA journal article that resulted from Lake Sahara and the hard work over the last decade at sites around the world have led to the pilot program which is on-going in Wichita Falls Texas. If this pilot is completed as planned, it will result in Q3 2014 WS revenue of about $375,000 and may result in a larger contract for 2015. The pilot is being watched with extreme interest by water management groups throughout the US and internationally. We hope the Wichita Falls pilot will be the tipping point we have looked for to bring our technology into mainstream use and I would like to thank all the people of Texas who have been instrumental in the project.

The text of this speech will be available on our website by Monday Aug. 18th and
email   copies  can  be   requested   from   Jason   Bloom  at  1800  661  3560.
[Jason@flexiblesolutions.com] or Alishap@flexiblesolutions.com.


Thank you, the floor is open for questions.